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                                                                     EXHIBIT 2.2

                              GOVERNANCE AGREEMENT

         THIS GOVERNANCE AGREEMENT (the "Agreement") is made as of          ,
2000, by and among PERKINELMER, INC., a Delaware corporation ("PerkinElmer"), and GENOMIC SOLUTIONS INC., a Delaware corporation (the "Company").

                                    RECITALS:

         A. On January 24, 2000, PerkinElmer acquired 1,269,841 shares of the Company's Series P Preferred Stock pursuant to an Investment Agreement dated December 14, 1999, by and among the Company and PerkinElmer, as amended by a
First Amendment to Investment Agreement dated as of           , 2000 (the
"Investment Agreement").

         B. On January 25, 2000, PerkinElmer entered into separate Securities Purchase Agreements (the "Securities Purchase Agreements") with substantially all of the holders of the Company's equity securities (the "Holders"), pursuant to which the Holders granted to PerkinElmer an option to acquire all of the Company's equity securities owned by them.

         C. On the date hereof, the Company has issued shares of callable common stock (the "Callable Common Stock") in a Qualified IPO, as such term is defined in the Investment Agreement, and the Securities Purchase Agreements have terminated.

         D. Pursuant to (i) the Company's Third Amended and Restated Certificate of Incorporation (the "Restated Certificate"), which was filed by the Company on the date hereof, (ii) written consents executed by the Holders, and (iii) the Company's various option plans, effective as of the date hereof (1) all of the shares of the Company's outstanding common stock, Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock and Class M Preferred Stock have been reclassified as and converted into shares of Callable Common Stock, (2) all of the shares of the Company's outstanding Class P Preferred Stock have been reclassified as and converted into shares of the Company's common stock, (3) each option to purchase shares of the Company's common stock has been converted into an option to purchase shares of the Company's Callable Common Stock, (4) each warrant to acquire shares of the Company's common stock which was subject to mandatory exercise upon the consummation of a Qualified IPO (the "Exercised Warrants") has been converted into the right to receive shares of Callable Common Stock; and (5) each warrant, other than the Exercised Warrants and warrants which expired upon the consummation of the Qualified IPO, has been converted into a callable warrant to purchase shares of Callable Common Stock.

         E. Pursuant to the Restated Certificate, the outstanding shares of Callable Common Stock are subject to redemption by the Company upon the Company's receipt of a Redemption Notice (as defined in the Restated Certificate) from PerkinElmer, all upon the terms and subject to the conditions provided in the Restated Certificate.


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         F. PerkinElmer and the Company wish to set forth their agreement and understanding regarding the Company's redemption of the Callable Common Stock.

         NOW, THEREFORE, the parties agree as follows:

         1. Definitions. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Restated Certificate.

         2. Redemption of Callable Common Stock. Subject to the provisions of
Article V, Section C3(c) of the Restated Certificate, the Company shall, promptly upon receipt of a Redemption Notice, designate a depositary (the "Depositary") for such redemption in accordance with Article V, Section C3(b)(i)(A) of the Restated Certificate and notify PerkinElmer of such designation. Upon receipt of written confirmation from the Depositary that the Depositary has received sufficient funds from PerkinElmer to pay in full the aggregate Redemption Price in respect of all outstanding shares of Callable Common Stock, the Company shall give, or cause to be given, the Call Notification in accordance with Article V, Section C3(a)(iii). The redemption date of the Callable Common Stock shall be the date on which the Company gives the Call Notification to the Holders. The calculation of the Redemption Price, which shall be made in accordance with Article V, Section C3(a)(i) of the Restated Certificate, shall be verified with PerkinElmer prior to the mailing of the Call Notification.

         3. Indemnification. PerkinElmer shall indemnify the Company and its officers and directors against all losses, claims, damages, liabilities and expenses (including attorneys' fees) arising out of the redemption of the Callable Common Stock pursuant to the Call in accordance with the provisions of the Restated Certificate and this Agreement (including, without limitation, in the event of the Company's consummation of the redemption of Callable Common Stock in contravention of Section 160 of the Delaware General Corporation Law or any other law for the protection of creditors), other than any such losses, claims, damages, liabilities and expenses that result primarily from actions taken or omitted in bad faith by the indemnified person or from the indemnified person's gross negligence or willful misconduct.

         4. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given as follows:



        If to the Company:                        With a copy to:

        Genomic Solutions Inc.                    Peter Sugar, Esq.
        4335 Varsity Drive Suite E                Jaffe, Raitt, Heuer & Weiss,
        Ann Arbor, MI  48108                        Professional Corporation
        Attn: Jeffrey S. Williams                 One Woodward Avenue, Ste 2400



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 Fax: 734-975-4808                           Detroit, MI 48226
                                             Fax: 313-961-8380

 If to PerkinElmer:                          With a copy to:

 PerkinElmer, Inc.                           Kenneth Hoxsie, Esq.
 45 William Street                           Hale and Dorr
 Wellesley, MA  02481                        60 State Street
 Attn: Jack Healy                            Boston, MA  02109
 Fax: 781-431-4115                           Fax: 617-526-5000

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by fax, when such fax is transmitted to the fax number specified in this Section and the appropriate confirmation is received, or (b) if given by any other means, when delivered at the address specified in this Section.

         5. Amendments; No Waivers.

            (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by PerkinElmer and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party.

         7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

         8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received counterparts hereof signed by the other party.

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         9. Specific Performance. The Company acknowledges and agrees that
PerkinElmer's and the Company's respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by the Company or PerkinElmer of the provisions of this Agreement, in addition to any remedies at law, PerkinElmer and the Company, respectively, without posting any bond shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         10. Termination. This Agreement (other than Section 3 above) shall terminate at such time as PerkinElmer beneficially owns 100% of the Company's voting stock.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.



                                     GENOMIC SOLUTIONS INC.


                                     By:
                                        ----------------------------------

                                     Its:
                                        ----------------------------------


                                     PERKINELMER, INC.


                                     By:
                                        ----------------------------------

                                     Its:
                                        ----------------------------------




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